Exhibit 10.3

NATURAL GAS SERVICES AGREEMENT

This Natural Gas Services Agreement (“Agreement”) is made and entered into with effect as of the 23rd day of May, 2006 by and between BP Canada Energy Marketing Corp., (“BP”) and Otter Tail Ag Enterprises, LLC (“Customer”). BP and Customer are also referred to individually as “Party” and collectively as “Parties”.

WHEREAS:

Customer is in the process of developing an ethanol plant near the City of Fergus Falls, Minnesota, that, when constructed, will be an end user of natural gas behind the citygate of Great Plains Natural Gas Company (the “Local Distribution Company” or “LDC”) receiving deliveries through the pipeline system of Viking Gas Transmission Company and/or such other pipeline that is capable of delivering gas to the citygate (the “Delivery Pipeline”);

Customer may from time to time contract for firm transportation capacity on the Delivery Pipeline, (“Customer Transportation Capacity”), such capacity contracted for will be set out in Schedule A, as such Schedule is amended from time to time by the parties;

Customer wishes BP to manage the procurement of a reliable, competitively priced supply of natural gas delivered to the appropriate Delivery Pipeline receipt point and/or citygate;

BP and Customer have entered into a Base Contract for Short-Term Sale and Purchase of Natural Gas between BP and Customer, dated May 1st, 2006, (a copy of which is attached hereto as Exhibit A) pursuant to which BP delivers and sells, or may deliver and sell, gas to Customer and in accordance with the terms more particularly set out therein (“Gas Purchase and Sale Agreement”);

BP has the capability and resources to provide natural gas supply, transportation management, and other related services to Customer as contemplated herein.

NOW THEREFORE, in consideration of the premises and mutual covenants and conditions contained in this Agreement, the parties agree as follows:

Management Services

1.             BP shall provide Customer with management services (“Management Services”) that shall consist of:

(i)

Upon Customer’s request, assisting Customer in its request for proposal (“RFP”) processes for natural gas for its ethanol plant(s) which utilizes natural gas. In the event Customer submits written request(s) for assistance with more than two (2) RFP processes during any calendar month, Customer shall provide BP a written prioritization of such requests and BP shall use reasonable commercial efforts to comply with such requests. The parties agree that a customary process through which BP may support Customer pursuant to this RFP service is as follows:

	(A)	BP shall assist Customer in the preparation of the RFP and supporting data for distribution to potential suppliers.

	(B)	Customer shall mail the RFP to potential suppliers using Customer letterhead and shall request that responses to the RFP be sent directly to Customer.

(C)

Customer shall review the RFP responses independently and make the final decisions on the winner(s) of the RFP, subject to BP’s right to match any bid pursuant to the right to match provided to BP pursuant to Section 2 of this Agreement.

	(D)	All agreements for third party gas supply shall be entered into under contracts that are in place between Customer and such third party supplier.

In assisting Customer with its RFP processes, BP does not and shall not guarantee or make any representation that gas supply is or shall be obtainable under any circumstances, that any gas supply may be obtained at any price, or that any gas supply is for the best available pricing or other terms of service. Customer represents and warrants to BP that, in selecting any third party bid through an RFP process, and entering into any contract or transaction with such a third party, that it is acting for its own account, after having made its own independent decisions with respect to such selection or agreement, and that it is capable of understanding and assuming, and understands and assumes, the obligations and risks associated with such selection and transaction.

(ii)

assisting Customer in researching, identifying, and evaluating appropriate transportation routings with respect to Customer’s gas supply and plant. Customer acknowledges that BP does not and shall not guarantee or make any representation that transportation of any Customer gas is or shall be obtainable under any circumstances, that any such service may be obtained at any price, or that any such transportation is for the best available pricing or other terms of service. Customer represents and warrants to BP that, in making any decisions with respect to transportation routings or entering into any agreement with a third party for transportation or storage service, that it is acting for its own account, after having made its own independent decisions with respect to such routings and agreement, and that it is capable of understanding and assuming, and understands and assumes, the obligations and risks associated with such agreements.

(iii)

managing, coordinating and monitoring the day-to-day operations of the Customer Transportation Capacity in accordance with and subject to the posted tariffs of the Delivery Pipeline and the LDC, including, without limitation, managing daily delivery and receipt point nominations and resolving any imbalance or capacity curtailment issues that may arise in respect of the Customer Transportation Capacity;

(iv)	as necessary, coordination and communication of daily gas nominations between Customer and third party gas suppliers;

(v)

assisting Customer in mitigating its cost of Customer Transportation Capacity by identifying any such Customer Transportation Capacity not necessary to meet Customer’s requirements and effecting, at the direction and approval of Customer, for the credit of Customer and subject to applicable regulatory requirements, the short term or long term release of such Customer Transportation Capacity to secondary capacity markets, including to BP;

(vi)

as requested by Customer, assisting Customer in analyzing and solving problems relating to supply procurement, transportation, dispatching and accounting and in negotiations with the Delivery Pipeline and/or LDC for the purpose of receiving discounted pipeline transportation and/or distribution rates;

(vii)

receiving, confirming the accuracy of, and paying (subject to Section 5 of this Agreement), on behalf of Customer, all statements and invoices payable by Customer in respect of the Customer Transportation Capacity, and to the extent BP is Customer’s supplier for any portion of the gas supply being transported via the Customer Transportation Capacity, all LDC statements and invoices payable by Customer associated with such supply;

(viii)	providing Customer with relevant publicly available current and historical Gas industry market information to assist Customer in making cost effective Gas purchasing decisions;

(ix)

monitoring, reporting and communicating to Customer possible risk management opportunities as to the forward price of gas and, if agreed to by Customer, executing any hedging activities for Customer with approved counterparties; and,

(x)	advising Customer in a timely manner of any critical day events on the Delivery Pipeline or any other industry developments or circumstances of which BP has become aware that may have a material effect on the supply or transportation of gas to Customer.

2.             Right to Match (“RTM”). BP shall have the right, but not the obligation, to participate as a bidder in any Customer RFP, provided however, that in any event, BP shall have the right to match any bid made by any third party supplier and selected by Customer as the potential winning bid. Customer shall present BP with the bid(s) selected by it in the RFP process as the potential winning bid(s), and BP shall have one Business Day from the date it is presented with the bid(s) to be matched(the “RTM Deadline”) to notify Customer that it will match the bid(s) presented to it as the potential winning bid(s). If BP does not notify Customer by the RTM Deadline, then BP shall be deemed to have waived its RTM for such RFP. Any bids that BP matches hereunder shall be effected through a gas purchase and sale transaction(s) made and to be performed in accordance with the terms of the Gas Purchase and Sale Agreement.

3.             In consideration of the Management Services, Customer shall pay BP US $0.015 per Decatherm on all natural gas scheduled to be delivered to Customer’s city gate by reference to all Customer’s nominations each month during the period of May 1, 2006 through May 31, 2011 and during each month thereafter for which this Agreement continues pursuant to Section 12. (“Monthly Management Fee”).

4.             Customer shall provide BP with all agreements undertaken by Customer for Customer Transportation Capacity, including any new agreements that Customer may undertake from time to time and any amendments thereto. BP shall maintain ongoing familiarity with the terms of such agreements, including the pipeline tariffs applicable to the Customer Transportation Capacity, and shall use all reasonable efforts to operate such agreements so as to achieve the maximum benefit for Customer. Customer shall also provide BP with all information required by BP in respect of third party supply in order to provide the services set out in Section 1(iv), including, without limitation, the name and particulars of each third party, the third party Duns number and any applicable upstream contract numbers.

5.             On or before the date on which BP is required to pay pipeline reservation charges for Customer Transportation Capacity, or LDC charges, pursuant to Section 1(vii), Customer shall reimburse BP the full amount of such payment. Customer’s payment to BP of such amount in accordance with the foregoing is a condition precedent to BP’s obligation under Section 1(vii) to pay any statements or invoices payable by Customer in respect of Customer Transportation Capacity or LDC charges on Customer’s behalf.

6.             BP and Customer shall work together to minimize any penalties or forfeitures that may arise in respect of the Customer Transportation Capacity or other transportation capacity that may be utilized for the purposes of this Agreement. Each Party shall be responsible for Imbalance Charges that result from the actions, errors or omissions of that Party. BP shall not be responsible for Imbalance Charges to the extent that BP was acting reasonably on information provided by Customer or on instructions from Customer. Customer shall not be liable for Imbalance Charges incurred as a result of BP failing to nominate, schedule and/or confirm the quantity of Scheduled Gas under Customer’s Transportation Capacity in accordance with Customer’s instructions. In this paragraph, “Imbalance Charges” means any fees, penalties, costs or charges (in cash or in kind), assessed by Delivery Pipeline in accordance with its tariff, for failure to satisfy Delivery Pipeline’s balancing, nomination or other scheduling requirements.

7.             Subject to Section 5, billing and payment in respect of the Monthly Management Fee and any other amounts owing to BP by Customer or to Customer by BP in respect of Management Services provided hereunder [including, without limitation, any amounts owing by Customer to BP with respect to the Customer Transportation Capacity or LDC invoices to be paid by BP on behalf of Customer under Section 1(vii)] shall be governed by the terms set out in Section 7 of the Gas Purchase and Sale Agreement, applied mutatis mutandis.

8.             Customer shall take all actions necessary to designate BP as its agent to the extent necessary to enable BP to perform its obligations under Sections 1(iii), 1(iv), 1(v), 1(vi) and 1(vii).

9.             Except for any obligation to make payment pursuant to Sections 3, 5, and 7, if either Party is rendered unable, by reason of an event of Force Majeure, to perform, wholly or in part, any obligation or commitment included in or related to the Management Services then, upon such Party giving to the other Party written notice with full particulars of the event of Force Majeure, such obligation or commitment shall be suspended to the extent and for the period of the Force Majeure event. The term “Force Majeure”, as used in this Section 9, shall have the meaning set out in the Gas Purchase and Sale Agreement.

Additional Pipeline or Storage Capacity

10.           Subject to mutual agreement on terms in each case, BP may, at its sole discretion, contract with Customer for Customer to utilize BP’s transportation or storage capacity on the Delivery Pipeline.

11.           Any agreements reached pursuant to Section 10 of this Agreement shall be subject to all applicable laws and regulations, including without limitation, the Federal Energy Regulatory Commission’s (FERC’S) rules and regulations respecting capacity release.

Term

12.           This Agreement shall be in effect during the period of May 1, 2006, through April 30, 2011, and shall continue on a year to year basis thereafter unless terminated on not less than sixty (60) days written notice given by one of the Parties to the other, provided that:

(i)            any termination shall occur at the end of a month;

(ii)           any obligation to make payment hereunder shall survive the termination of this Agreement; and,

(iii)          such termination shall not apply to gas purchase arrangements made and then in effect pursuant to the Gas Purchase and Sale Agreement.

13.           So long as this Agreement is in effect, the Gas Purchase and Sale Agreement may not be terminated by either Party pursuant to Section 11 thereunder.

14.           If an Early Termination Date is declared under Section 10.3 of the Gas Purchase and Sale Agreement, this Agreement shall terminate s of such Early Termination Date, subject to Section 12(i) and (ii).

15.           If an Event of Default as defined in Section 10.2 of the Gas Purchase and Sale Agreement occurs with respect to either party; or if either party shall fail to make any payment when due under this Agreement on or before the second Business Day following notice that such payment is due or fail to perform any material covenant hereunder and such failure is not remedied with 5 Business Days following notice that such failure exists, then the other party shall, subject to Section 12(i) and (ii) have the right to terminate this Agreement by providing at least one Business Day written notice to the other party. For the purpose of this Agreement Business Day shall have the meaning given to it under the Gas Purchase and Sale Agreement.

16.           Termination of this Agreement under Sections 14 or 15 above shall not preclude or limit the non-defaulting party from pursuing any other remedy available at law or in equity in respect of any breach of this Agreement.

Miscellaneous

17.           Any notice, demand, request, or invoice or payment required or permitted to be made hereunder shall be deemed given or made when received by the party to whom it is addressed at the addresses set out for the purpose in the Gas Purchase and Sale Agreement.

18.           If any provision in this Agreement is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Agreement; and the parties agree to negotiate in good faith a replacement to such invalid, void or unenforceable provision and/or any other amendment as may be necessary to ensure that this Agreement as a whole reflects the original intention of the parties.

19.           No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

20.           The Parties expressly acknowledge and agree that it is neither the purpose of this Agreement nor their intent to create a partnership, joint venture contract or company, association or trust, fiduciary relationship or partnership between them and nothing herein shall be construed to create any such relationship between the parties. Except as expressly provided herein, neither Party shall have any authority to act for or assume any obligations, or responsibilities on behalf of, the other Party and neither shall Party shall be liable for the debts or obligations of the other. IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES.

21.           This Agreement shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective parties hereto. No assignment of this Agreement, in whole or in part, will be made without the prior written consent of the non-assigning party, which consent will not be unreasonably withheld or delayed; provided, either party may transfer its interest to any parent or affiliate by assignment, merger or otherwise without the prior approval of the other party. Upon any transfer and assumption, the transferor shall not be relieved of or discharged from any obligations hereunder.

22.           This Agreement sets forth all understandings between the parties as of the effective date herein respecting each transaction subject hereto and any prior contracts, understandings and representations, whether oral or written, relating to such transactions are merged into and superseded by this Agreement. This Agreement may be amended only by a writing executed by both Parties.

23.           The interpretation and performance of this Agreement shall be governed by the laws of Minnesota excluding, however, any conflict of laws rule that would apply the law of another jurisdiction.

24.           This Agreement and all provisions herein will be subject to all applicable and valid statutes, rules, orders and regulations of any Federal, State, or local governmental authority having jurisdiction over the parties, their facilities, or gas supply.

25.           Neither Party shall disclose directly or indirectly without the prior written consent of the other Party the terms of this Agreement, any Confidential Information (as defined herein) of a Party, or any transaction contemplated hereunder to a third party (other than the officers, governors, directors, employees, lenders, royalty owners, counsel, accountants and other agents of the Party, or prospective purchasers of all or substantially all of a Party’s assets or of any rights under this Agreement, provided such persons shall have agreed to keep such terms confidential) except (i) in order to comply with any applicable law, order, regulation, or exchange rule, (ii) to the extent necessary for the enforcement of this Agreement and (iii) to the extent necessary to implement and perform this Agreement. Each party shall notify the other Party of any proceeding of which it is aware which may result in disclosure of the terms of this Agreement (other than as permitted hereunder) and use reasonable efforts to prevent or limit the disclosure. Subject to Section 20, the Parties shall be entitled to all remedies available at law or in equity to enforce or seek relief in connection with this confidentiality obligation. The terms of this Agreement shall be kept confidential by the Parties hereto for two years from the expiration or termination of this Agreement any Confidential Information disclosed during the term shall be kept confidential for two years from the date such information was disclosed.

a.          “Confidential Information” shall mean all trade secret, proprietary or confidential information, including, without limitation, business plans, strategies, financial data, specifications, production information, equipment details, process information, intellectual property and other information of a confidential, trade secret, or proprietary nature, received or generated during the course of the performance of this Agreement including the books and records of either party. Confidential Information shall not include that which (i) is in the public domain prior to disclosure to another Party, (ii) is lawfully in the other party’s possession, as evidenced by written records, prior to the disclosure by a Party, or (iii) becomes part of the public domain by publication or otherwise through no unauthorized act or omission on the part of the other Party.

b.         Reasonable steps shall be taken and maintained by each Party to protect the Confidential Information of the other party.

c.          Confidential Information shall be used by the parties only in connection with their performance under this Agreement; no other use will be made of it by either party, the Parties acknowledge that their representatives will form and retain mental impressions based upon the Confidential Information disclosed to each Party and it is not the intent of the Parties that the non-use restrictions contained in this Agreement will prevent these representatives from performing their other work assignments for their respective employers.

d.         All documents containing Confidential Information of a Party shall remain the property of that Party. They shall be returned to that party or destroyed upon request.

In the event that disclosure is required by a governmental body or applicable law, the Party subject to such requirement may disclose the material terms of this Agreement to the extent so required, but shall promptly notify the other Party, prior to disclosure, and shall cooperate (consistent with the disclosing Party’s legal obligations) with the other Party’s efforts to obtain protective orders or similar restraints with respect to such disclosure at the expense of the other Party.

26.           Each Party to this Agreement represents and warrants that it has full and complete authority to enter into and perform this Agreement. Each person who executes this Agreement on behalf of either party represents and warrants that it has full and complete authority to do so and that such Party will be bound thereby.

27.           Customer acknowledges that BP is not a “utility” as such term is used in 11 U.S.C. Section 366, and Customer agrees to waive and not to assert the applicability of the provisions of 11 U.S.C. Section 366 in any bankruptcy proceeding involving Customer.

28.           This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the Parties.

29.           BP will perform the services contemplated by this Agreement in a diligent, professional and workmanlike manner and in compliance with all applicable laws, rules and regulations.

INTENDING TO BE LEGALLY BOUND, the Parties have executed this Agreement through their duly authorized representatives effective as of the date specified above.

BP CANADA ENERGY MARKETING CORP.

By:	/s/ SCOTT H. SMITH

Name:	SCOTT H. SMITH

Title:	ASS’T SECRETARY

OTTER TAIL AG ENTERPRISES, LLC

By:	/s/ Jerry Larson

Name:	Jerry Larson

Title:	President

SCHEDULE A

Attached to and made a part of that certain Natural Gas Services Agreement dated May 23rd, 2006 by and between

BP Canada Energy Marketing Corp., and Otter Tail Ag Enterprises, LLC

Customer Transportation Capacity:

[None provided as of the date of this Agreement]

EXHIBIT A

Base Contract for Short-Term Sale and Purchase of Natural Gas dated May 1st, 2006 by and between
BP Canada Energy Marketing Corp., and Otter Tail Ag Enterprises, LLC

[See Attached]